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                                                                    EXHIBIT 99.2


                   STANDARD MOTOR PRODUCTS, INC. COMPLETES THE

                ACQUISITION OF DANA'S ENGINE MANAGEMENT DIVISION

     New York, NY, June 30, 2003......Standard Motor Products, Inc. (NYSE:SMP),
an automotive replacement parts manufacturer and distributor, announced today that they have completed their previously announced acquisition of Dana Corporation's Engine Management Division for approximately $121 million.

     Lawrence Sills, Standard Motor Products, Chairman and Chief Executive Officer, said, "We are pleased to have completed the acquisition and are ready to begin our integration program. This acquisition will almost double our existing Engine Management net sales and increase overall Standard Motor Products net sales by approximately 50%. Once the transition period is complete, which we anticipate may take up to 18 months, we believe this acquisition will allow us to deliver meaningful increases to our earnings and cash flow."

     "Dana's division has a long and valued history, with some of the best brand names and most prestigious customers in the industry. We will be maintaining the brand names and look forward to working with the customers in the months and years ahead."

     The consideration to Dana is comprised of $90.8 million cash, a $15.1 million seller note, and $15.1 million of SMP common stock.

     James Burke, Standard Motor Products, Chief Financial Officer, said, "We are very pleased to have successfully completed our equity offering of 5,750,000 shares of SMP stock last week for gross proceeds of $60.4 million. In addition, on June 30 our syndicate of lenders increased our existing revolver by $80 million to $305 million. The combination of the equity offering, increased revolver and seller financing offers SMP sufficient liquidity to amalgamate the businesses over the next 18 months."

     The acquisition purchase price is subject to a post-closing adjustment based upon the net book value of the acquired assets less the net book value of the assumed liabilities as of the close of business on June 30, 2003.

     The press release does not constitute an offer of securities for sale.

     Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management's expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release, and detailed from time-to-time in prior press releases and in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.


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